Phone  513.352.6546  Fax   513.241.4771



December 27, 2001

AmeriPrime Advisors Trust
1793 Kingwood Drive
Southlake, Texas 76092

        Re: AmeriPrime Advisors Trust, File Nos. 333-85083 and 811-09541

Gentlemen:

     This letter is in response to your request for our opinion in connection with the filing of the Post-Effective Amendment No. 28 to the Registration Statement, File Nos. 333-85083 and 811-09541 (the "Registration Statement"), of the AmeriPrime Advisors Trust (the "Trust").

         We have examined a copy of the Trust's Agreement and Declaration of Trust, the Trust's By-laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

         Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 28 is effective for purposes of applicable federal and state securities laws, the shares of the following: Chameleon Fund; Cloud, Neff Capital Appreciation Fund; DG Growth Fund; DG Technology Fund; Institutional Short-Term Government Bond Fund; Iron Market Opportunity Fund; Liquid Green Money Market Fund; Monteagle Fixed Income Fund; Monteagle Large Cap Fund; Monteagle Opportunity Growth Fund; Monteagle Value Fund; Paragon Dynamic Fortress Fund; Paragon Fund; Paragon Strategic Ascent Fund; Polynous Growth Fund; StoneRidge Bond Fund; StoneRidge Equity Fund; and StoneRidge Small Cap Growth Fund (collectively, the "Funds"), each a series of the Trust, if issued in accordance with the then current Prospectuses and Statements of Additional Information of the Funds, will be legally issued, fully paid and non-assessable.

         We herewith give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 28 to the Registration Statement.

                                                              Very truly yours,

                                                                 /s/

                                                              Thompson Hine LLP